UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 12, 2011

WEST COAST BANCORP
(Exact name of registrant as specified in charter)

Oregon
(State or other jurisdiction of incorporation)

0-10997
(SEC File Number)

93-0810577
(IRS Employer Identification No.)

5335 Meadows Road, Suite 201
Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:

(503) 684-0884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On January 12, 2011, West Coast Bancorp (the "Company") entered into an agreement with Robert D. Sznewajs covering the terms of his employment as President and Chief Executive Officer.  The agreement, effective as of January 1, 2011, is for a three-year term, expiring December 31, 2013.

General Terms

The agreement provides for:

•	An annual base salary of $420,000.

•	Opportunity for an annual cash bonus. Target annual cash bonus is 50 percent of the annual base salary.

•	Retirement benefits in accordance with Mr. Sznewajs's supplemental executive retirement plan as restated January 1, 2011.

•	Four weeks paid vacation each year.

•
Participation in any deferred compensation plan or program available to the Company's senior executives, all employee pension, welfare and insurance benefit plans or programs, and fringe benefits available to other senior executives.

Severance Benefits

In the event Mr. Sznewajs's employment is terminated during the term of the agreement by Mr. Sznewajs for "good reason" or by the Company without "cause," as those terms are defined in the agreement, Mr. Sznewajs will be entitled to receive all compensation and benefits earned or accrued through the date of termination, as well as severance benefits as follows:

•
A cash payment in an amount equal to the sum of:  (a) salary due for the remaining term of the agreement; (b) annualized bonus earned through the date of termination; (c) if termination occurs in year one or two, a bonus payment for each remaining year of the term based on the average of the bonus amount for the year preceding termination and amounts due under (b) above for the year of termination; and (d) the sum of his deemed matching contribution and deemed profit sharing contribution in connection with the Company's 401(k) plan, each as calculated in accordance with the agreement.

•	Immediate vesting of all stock options and restricted stock.

•	Continuation of health plan benefits for Mr. Sznewajs and his spouse for the remainder of the term, or payment of COBRA coverage premiums for group coverage of Mr. Sznewajs and his spouse.

•	Life insurance benefits for the remainder of the term.

•
The Company will attempt to extend the Company's health plan coverage to Mr. Sznewajs or to a group of retired executives including Mr. Sznewajs, provided such coverage does not adversely affect premiums of active employees, does not otherwise increase the Company's costs, and is paid for solely by retired executives.

Benefits payable to Mr. Sznewajs are generally not subject to mitigation or offset, including in the event Mr. Sznewajs takes another position following termination.  If Mr. Sznewajs's employment terminates under circumstances that trigger payments due under his change in control agreement, however, Mr. Sznewajs will receive benefits payable under that agreement rather than severance benefits under his employment agreement, other than payments due for compensation and benefits earned or accrued through the date of termination.

The above summary description of the employment agreement is qualified in its entirety by the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference.

In connection with Mr. Sznewajs' entry into his employment agreement, the Supplemental Executive Retirement Plan ("SERP"), dated August 1, 2003, as amended, between Mr. Sznewajs and the Company was restated, also effective as of January 1, 2011.  No amendments were made to the SERP.  A copy of Mr. Sznewajs' restated SERP is filed as Exhibit 10.2 to this report.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits:

The following exhibits are filed with this Form 8-K:

10.1	Employment Agreement, effective as of January 1, 2011, between Robert D. Sznewajs and the Company, as executed January 12, 2011.

10.2	Restated Supplemental Executive Retirement Plan, dated January 1, 2011, between Robert D. Sznewajs and the Company, originally effective as of August 1, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP

Dated: January 12, 2011	By:	/s/ David C. Bouc
David C. Bouc Executive Vice President and Secretary